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                                                                    EXHIBIT 12.2


THE PNC FINANCIAL SERVICES GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
                                                                                       Year ended December 31
                                                 Six months ended    ------------------------------------------------------------
Dollars in millions                                 June 30, 2001        2000         1999        1998         1997        1996
------------------------------------------------------------------   ---------   ----------   ---------    ---------   ----------
EARNINGS
Income from continuing operations before taxes               $851      $1,848       $1,788      $1,651       $1,595      $1,526
Fixed charges and preferred stock dividends
   excluding interest on deposits                             474       1,063        1,010       1,188        1,110       1,022
                                                           ------      ------       ------      ------       ------      ------
     Subtotal                                               1,325       2,911        2,798       2,839        2,705       2,548
Interest on deposits                                          731       1,653        1,369       1,471        1,457       1,428
                                                           ------      ------       ------      ------       ------      ------
     Total                                                 $2,056      $4,564       $4,167      $4,310       $4,162      $3,976
                                                           ======      ======       ======      ======       ======      ======

FIXED CHARGES
Interest on borrowed funds                                   $401        $915         $870      $1,065       $1,010        $985
Interest component of rentals                                  26          50           44          33           26          27
Amortization of notes and debentures                                        1            1           1            1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                             33          67           65          60           43           1
Preferred stock dividend requirements                          14          30           30          29           30           8
                                                           ------      ------       ------      ------       ------      ------
    Subtotal                                                  474       1,063        1,010       1,188        1,110       1,022
Interest on deposits                                          731       1,653        1,369       1,471        1,457       1,428
                                                           ------      ------       ------      ------       ------      ------
    Total                                                  $1,205      $2,716       $2,379      $2,659       $2,567      $2,450
                                                           ======      ======       ======      ======       ======      ======

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                               2.80 x      2.74 x       2.77 x      2.39 x       2.44 x      2.49 x
Including interest on deposits                               1.71        1.68         1.75        1.62         1.62        1.62
=================================================================================================================================
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